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                                                          Exhibit 10.21
[BAY NETWORKS LETTERHEAD]



June 16, 1997

Stephen G. Pearse                                           [BAY NETWORKS LOGO]
HOME ADDRESS REDACTED


Dear Steve:

On behalf of Bay Networks, Inc., I am pleased to offer you the position of Executive Vice President, General Manager, Internet/Telecom Business Group, reporting directly to me in my capacity as Chairman, President and Chief Executive Officer. Compensation for this position will be at an annualized salary of $300,000.00, earned and payable at the biweekly rate of $11,538.47. In addition, you will be eligible to participate in the Executive Bonus Program, effective July 1, 1997 (Fiscal Year 1998 bonus program). Currently, this is an "open-ended" program with no maximum payout. However, for comparison purposes, the position you are considering has a target bonus of $150,000.00 for full year participation in the Fiscal Year 1998 plan prorated at the time your employment begins.

Subject to the approval of the Board of Directors, you also will have an option to purchase 200,000 shares of stock. Vesting of the stock option is 25% following the first year of employment and 1/48 per month during the period between 13 and 48 months from the initial date of employment. This schedule provides full vesting four years following the first day of employment.

Bay Networks is also prepared to provide you with a one time signing bonus of $60,000,00 (gross). This bonus will be paid to you within 30 days of employment.

Bay Networks will assist with expenses incurred for relocation. The moving of your household goods, temporary storage for up to two months, two house hunting trips to the Ballerica area, temporary housing for 60 days, and final airfare to the work location will be billed directly to Bay Networks. In addition, you will receive $26,315.00 (gross) to be paid in lump sum within 30 days from your start date. This amount will be reported as income, and taxes will be deducted by Bay Networks' Payroll Department at the rate of approximately 43%. You are responsible for tracking and reporting all relocation expenses in order to report them on your state and/or federal income tax returns.

Bay Networks will pay all realtor costs associated with the sale of your home. Through our third-party relocation service provider, we will sell your home using an amended sale value closing program which allows significant tax savings. Bay Networks requires the use of this program to complete the ultimate sale and closing of your primary residence. Additional guidelines with details on the amended sale program will be provided under separate cover. In the event your home has not been sold in 120 days from market entry, Bay Networks will authorize a company third-party purchase of your home.

You will be liable for Bay Networks comprehensive benefits plan upon your start date. Benefits information and enrollment materials will be provided to you on the first Monday following your first day of employment.

Consistent with Bay Networks' Executive Severance policy, if your employment with the company terminates involuntarily, without due cause, you will be entitled to receive a severance payment. Within 30 days of such termination you will receive 12 months severance including base salary and bonus at 100% of target, and one year additional vesting of outstanding stock options. In addition you will be entitled to a prorated target bonus equal to the bonus target amount for the year in which the termination occurs. Currently, Bay Networks is looking to implement a new executive severance program. As a member of the Executive Team, you would be included in the new program, replacing the severance program as detailed above.

Please respond to our offer no later than June 27, 1997, and return a signed copy of this offer letter upon your acceptance.






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It should be noted that as a condition of employment, you will be required to sign an agreement which addresses the issues of confidentiality, conflicts of interest, non-competition, and patent assignments. In addition, on your first day of employment, you must provide Bay Networks with appropriate documents to establish your eligibility to work in the United States (e.g. U.S. passport, or driver's license and social security card) to satisfy the requirements of Employment Eligibility Verification (Form I-9) as required by Federal law.

Steve, I feel confident that you can make a significant contribution to Bay Networks' success. I look forward to your favorable reply and to working with you in the near future.

Sincerely,


/s/ DAVE HOUSE
-------------------------------------
Dave House
President and Chief Executive Officer



cc:  Jerry Patton
     Vice President Human Resources

     Susan E. Keck-Truman
     Director, Human Resources


/jg


This letter includes all terms and conditions of the offer of employment and supersedes any other communications relating to the terms of my employment with Bay Networks, Inc.

I concur with the above conditions for commencing employment with Bay Networks, Inc., and understand fully that they do not constitute an employment contract or an offer of employment for any specified period of time.

I acknowledge the acceptance of this offer:


/s/ STEPHEN G. PEARSE                                      6/18/97
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Stephen G. Pearse                            Date


My start date will be:   6/18/97
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Please print your name as you would like it to appear for business purposes:
(email/phonemail and nameplate)



STEPHEN PEARSE
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